Exhibit 99.1

News Release

FORWARD INQUIRIES TO: Sigma-Aldrich

Kirk Richter

+ (1) 314-286-8004

kirk.richter@sial.com

Sigma-Aldrich Corporation Announces Death of Chairman and CEO; Election of New CEO and Chairman; Conference Call Scheduled for 10:00a.m. (Central Time) on November 15, 2010

ST. LOUIS, MO; Nov. 14, 2010 (NASDAQ: SIAL) It is with great sadness that Sigma-Aldrich Corporation announces that Dr. Jai P. Nagarkatti, its Chairman, President and CEO, died suddenly and unexpectedly of an apparent heart attack Saturday, November 13, 2010 in St. Louis, Missouri. He was 63 years old.

Jai Nagarkatti spent his entire career with Sigma-Aldrich beginning in 1976, with his positions spanning R&D, manufacturing, operations, sales and marketing. His effectiveness and dedication were recognized in each function, and led to steady promotions and increasing responsibilities. Dr. Nagarkatti was elected President and Chief Operating Officer in 2004, elected to the additional roles of CEO in 2006 and Chairman of the Board in 2009. He had been a member of the Board of Directors since 2005. Under Dr. Nagarkatti’s leadership and with his guidance, the Company’s continued focus on service, quality, and innovation led it to become a leading global life sciences and high tech company. In that same period, Dr. Nagarkatti’s vision drove the Company’s renewed focus on sustainability and corporate responsibility, touching countless persons in the Company and the communities in which it operates.

Speaking on behalf of the Board and staff of the Company, Barrett Toan, Sigma-Aldrich’s Presiding Director said, “The entire Sigma-Aldrich global organization mourns the loss of Jai and our thoughts and prayers are with his wife, Susan, and his daughter Shanti. Our deepest sympathies go out to them. He was respected by the Company’s 7,700 employees and will be missed.”

Sigma-Aldrich’s Board of Directors has had in place a careful succession plan for key officers, including the CEO. Drawing upon over a year of work on a succession plan for senior leadership, the Board has elected Rakesh Sachdev as President and CEO. Mr. Sachdev most recently served as Chief Financial Officer, Chief Administrative Officer, and Senior Vice President of the International business. Mr. Sachdev, age 54, has also been elected to the Sigma-Aldrich Board of Directors as of November 14, 2010.

The Board also has elected Barrett Toan as Chairman as of November 14, 2010.

Mr. Sachdev joined the Company in 2008 from ArvinMeritor, where he was Senior Vice President and President Asia Pacific. At ArvinMeritor, he also served in diverse leadership roles, including Interim CFO, Senior Vice President Strategy and Corporate Development and Vice President and General Manager of several of their global businesses. Prior to joining ArvinMeritor, Mr. Sachdev worked for Cummins Inc. in various leadership roles, including CFO for one of its largest business units, and as Managing Director of its Mexican operations. Mr. Sachdev earned his Masters in Business Administration degree from Indiana University, a Masters degree in Engineering from the University of Illinois and his Bachelors degree in Mechanical Engineering from the prestigious Indian Institute of Technology in New Delhi. He also serves as a member of the Board of Directors of Regal Beloit, Inc. (NYSE: RBC)

Mr. Toan, age 63, served as Chairman of Express Scripts from 1996 to 2006 and as CEO of Express Scripts, Inc. from 1989 to 2005. He has served on the Board of Directors of Sigma-Aldrich since 2001 and served as the Board’s Presiding Director. In that role he presided over independent directors executive sessions at the Board meetings and acted as a liaison between the Chairman and independent directors in matters relating to the Board.

Sigma-Aldrich will hold a conference call to discuss these matters on Monday, November 15, 2010 10:00am Central Time (11:00am Eastern Time).

Date:	November 15, 2010
Time:	10:00am Central Time
Toll-Free:	877-266-0483
International:	707-287-9342
Passcode:	25718931

Further inquiries should be made to Kirk Richter, Vice President and Treasurer, at 314-286-8004.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Its biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development and as key components in pharmaceutical, diagnostic and other high technology manufacturing. The Company has customers in life science companies, university and government institutions, hospitals, and in industry. Over one million scientists and technologists use its products. Sigma-Aldrich operates in 40 countries and has 7,700 employees providing excellent service worldwide. Sigma-Aldrich is committed to Accelerating Customer Success through Innovation and Leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its award-winning Web site at http://www.sigma-aldrich.com.

Sigma-Aldrich is a registered trademark of Sigma-Aldrich Biotechnology L.P. and Sigma-Aldrich Co.

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